Exhibit 10.29

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

AMENDED LICENSE AGREEMENT

This Agreement, by and between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 (“GENERAL”) and AGA AB, a corporation organized under the laws of Sweden and having its place of business at 181 81 Lidingö, Sweden (“AGA”), replaces the license agreement between GENERAL and Anaquest, Inc., the predecessor corporation of OHMEDA Pharmaceutical Products Division Inc, , dated November 1, 1992, as well as the previous amendment thereto by the letter agreement dated April 30, 1993 (the “Prior Agreements”).  The Prior Agreements were assigned to AGA in connection with AGA’s purchase of former Ohmeda’s nitric oxide business on July 20 1998.AGAand GENERAL are individually referred to as “a Party” and collectively as “the Parties”.

WITNESSETH

WHEREAS, under research programs funded by the GENERAL and the U.S. Government, the GENERAL through research principally conducted and coordinated by Warren M. Zapol, M.D., has developed inventions pertaining to methods and apparatus, including devices, for using nitric oxide (“NO”) and NO-releasing compounds, as defined in the PATENT RIGHTS, for a number of therapeutic and prophylactic indications, including pulmonary vasoconstriction and asthma, and will continue to conduct such research under the sponsorship of AGA pursuant to a sponsored research and license agreement of even date herewith (the” SRL AGREEMENT”); and

WHEREAS, GENERAL has filed and obtained certain U.S. Patents and has filed and is prosecuting certain other U.S. Patent Applications covering said inventions which are listed in Appendix B hereto and represents to the best of its knowledge and belief that it is the owner of all rights, title and interest in said patents and patent applications (PATENT RIGHTS as hereinafter defined) and has the right and ability to grant the license hereinafter described;

WHEREAS, as a center for research and education, GENERAL is interested in licensing PATENT RIGHTS and thus benefiting the public and the GENERAL by facilitating the dissemination of the results of its research in the form of useful products, but is without capacity to commercially develop, manufacture, and distribute any such product; and

WHEREAS, AGA having such capacity, desires to commercially develop, manufacture, use and distribute such products.

NOW, THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the Parties hereto agree as follows:

1.  DEFINITIONS

1.1           The term “ACCOUNTING PERIOD” shall mean each six month period within the term of this Agreement ending September 30 and March 31, respectively.

1.2           The term “AFFILIATE” shall mean any corporation or other legal entity in whatever country organized, controlling, controlled by or under common control with a party hereto.  The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.3           The term “EFFECTIVE DATE” shall mean December 31,1998.  This Amended Agreement shall take effect as of December 31, 1998 and any provision hereof which may be inconsistent with the Prior Agreements shall control between the two as of December 31, 1998.

1.5           The term “FIRST COMMERCIAL SALE” shall mean the first sale of any PRODUCT in the LICENSE FIELD by AGA, its AFFILIATES or SUBLICENSEES in each country within the LICENSE TERRITORY.

1.6           The term “LICENSE FIELD” shall mean the manufacture and/or use of a PRODUCT, as hereinafter defined, in all human and animal diagnosis, prophylaxis and therapy.

1.7           The term “LICENSE TERRITORY” shall mean, with respect to the PRIMARY PATENT RIGHTS, the “PRIMARY LICENSE TERRITORY’ as defined below and, with respect to the SECONDARY PATENT RIGHTS, the “SECONDARY LICENSE TERRITORY’ as defined below.  It is understood that, in the event additional PATENT RIGHTS are added to this Agreement after the EFFECTIVE DATE hereof, different LICENSE TERRITORIES may be specified with respect to such additional PATENT RIGHTS.

(a)           The term “PRIMARY LICENSE TERRITORY” shall mean the United States and Canada and the territories listed in Appendix A.

(b)           The term “SECONDARY LICENSE TERRITORY” shall mean any and all countries in the world in which SECONDARY PATENT RIGHTS are pending or issued.

1.8           The term “NET SALES PRICE” shall be defined as follows:

(a)           For any bona fide sale to a bona fide customer by AGA, AFFILIATES or SUBLICENSEES (“SELLERS”), the actual invoice price of the PRODUCT to SELLERS’ customers less the following amounts actually paid or credited:

(i)            Customary or usual trade or quantity discounts or other charge-backs actually taken by the customer,

(ii)           Sales, use, value-added or other excise taxes, imposed and paid directly with respect to the sale, and included in the invoice price, and listed separately on the invoice,

(iii)          Customary administration fees paid to group purchasing organizations that represent hospital or health facility groups in the LICENSE TERRITORY;

(iv)          Customer returns, recalls, credits or allowances, if any, actually given or made.

(b)           If AGA, AFFILIATES or SUBLICENSEES sell any PRODUCT in a bona fide sale as a component of a combination of active functional agents which is not a COMBINATION PRODUCT, as defined herein below, the NET SALES PRICE of the combination shall be determined by multiplying the full net sales price of the combination, adjusted to a one-to-one dosage relation of active agents and not including diluents, propellants, stabilizers or other such substances, by the fraction A over A + B, in which “A” is the standard fully-absorbed cost of the PRODUCT portion of such combination, and “B” is the sum of the standard fully-absorbed costs of the other active functional agent component(s), such costs being arrived at using the standard accounting procedures of AGA which will be in accord with generally accepted accounting practices, provided that in no event shall the resulting fraction be less than one half (1/2).

(c)           If a SELLER commercially uses or disposes of any PRODUCT other than in a bona fide sale to a bona fide customer, the NET SALES PRICE shall be the price which would be then payable in an arm’s length transaction, except in the case of (i) use in product testing or control, (ii) promotional distribution to physicians, (iii) distribution to researchers by or on behalf of AGA or any of its AFFILIATES or SUBLICENSEES or (iv) use for obtaining regulatory approvals.  If a SELLER commercially uses or disposes of any PRODUCT as a component of a combination of active functional agents which is not a COMBINATION PRODUCT other than in a bona fide sale to a bona fide customer, the NET SALES PRICE of the combination shall be determined in accordance with paragraph (b) above, using as the NET SALES PRICE of the combination that price which would be then payable in an arm’s length transaction.

(d)           Transfer of a PRODUCT within AGA or between AGA and an AFFILIATE for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of the foregoing paragraphs; in the case of such transfer the NET SALES PRICE shall be based on sale of the PRODUCT by the transferee.

1.7A        The term “CRSL” shall mean GENERAL’s Corporate Sponsored Research and Licensing office.

1.8           The term “PATENT RIGHTS” shall mean “PRIMARY PATENT RIGHTS” and “SECONDARY PATENT RIGHTS.”

(a)           The term “PRIMARY PATENT RIGHTS” shall mean the patents and patent applications listed in Appendix B, and any patent application, division, continuation, or reissue, reexamination or extension thereof or thereon, and any U.S. and Canadian patents issuing therefrom.  PRIMARY PATENT RIGHTS shall include those claims of any continuation-in-part of any of the aforementioned patent applications which claim an invention described or claimed therein.

(b)           The term “SECONDARY PATENT RIGHTS” shall mean any and all national or regional patent applications which are derived from the PCT patent application No.

[**] or the equivalent of such application including any division thereof, and any letters patent or the equivalent thereof issuing thereon or any extension thereof in the SECONDARY LICENSE TERRITORY.  It is understood that the SECONDARY PATENT RIGHTS are licensed hereunder as set forth in paragraph 2.2.

1.9           The term “PRODUCT” shall mean any article, device, apparatus, substance, chemical, material, composition, method or process the manufacture, use, sale or importation of which, absent the licenses granted herein, would infringe a VALID CLAIM of any PATENT RIGHT, provided, however, that once any PATENT RIGHT has issued which claims a PHARMACEUTICAL PRODUCT (as defined herein below), thereafter any sale of a PHARMACEUTICAL PRODUCT or COMBINATION PRODUCT (as defined herein below) shall be deemed to be the sale of a PRODUCT, regardless of whether it can be demonstrated that that particular sale would, absent the licenses granted herein, infringe a VALID CLAIM.  AGA acknowledges that, as of the EFFECTIVE DATE hereof, a PATENT RIGHT has issued which claims a PHARMACEUTICAL PRODUCT.  PRODUCTS shall include, but not be limited to, the following:

(a)           PHARMACEUTICAL PRODUCT which shall mean nitric oxide with one or more suitable carrier or diluent gases, manufactured and packaged in accordance with Good Pharmaceutical Manufacturing Practices, but not to include gas sold for the purpose of calibrating a delivery system or for electronics.

(b)           NO-RELEASING PRODUCT which shall mean a nitric oxide-releasing compound as defined in the PATENT RIGHTS.

(c)           APPARATUS PRODUCT which shall mean apparatus suitable for the delivery of PHARMACEUTICAL PRODUCT other than an INHALER PRODUCT, a NO-RELEASING PRODUCT or a COMBINATION PRODUCT to a patient.

(d)           INHALER PRODUCT which shall mean portable single- or multi-dose inhalers capable of delivering PHARMACEUTICAL PRODUCT, a NO-RELEASING PRODUCT or a COMBINATION PRODUCT as therapeutic agents. For purposes of this definition, a “portable” inhaler shall mean an inhaler which, when full, weighs less than 250 grams;

(e)           COMBINATION PRODUCT shall mean a combination of PHARMACEUTICAL PRODUCT and one or more other pharmaco-active compounds;

The term “OTHER PRODUCT” shall mean any PRODUCT which is not a PHARMACEUTICAL PRODUCT, NO-RELEASING PRODUCT, APPARATUS PRODUCT, INHALER PRODUCT or COMBINATION PRODUCT.

1.10         The term “SUBLICENSEE” shall mean any non-AFFILIATE third party licensed by AGA, or by an AFFILIATE, to make, have made, use, sell or import any PRODUCT.

1.11         The term “TECHNOLOGICAL INFORMATION” shall mean any research data, designs, formulas, process information, clinical data and other information pertaining to any invention claimed in PATENT RIGHTS which is known to the inventor(s) of each PATENT RIGHT on the date such PATENT RIGHT is licensed to AGA hereunder or which is disclosed to AGA by GENERAL hereunder at any time.

1.12         The term “third party” shall mean a party other than an AFFILIATE or SUBLICENSEE of one of the parties hereto.

1.13         The term ‘VALID CLAIM” shall mean any claim of any PATENT RIGHT that has not been (i) finally rejected or (ii) declared invalid by a patent office or court of competent jurisdiction, in either case in any unappealed and unappealable decision.

2.  LICENSE

2.1           GENERAL hereby grants AGA, to the extent not prohibited by the United States Government or by contractual obligations to any other sponsor of research at GENERAL, and subject to GENERAL’S and its AFFILIATES’ right to use the subject matter described and claimed in PATENT RIGHTS for research, educational and in-house clinical purposes, but for no other purpose, and further subject to the rights, conditions and limitations imposed by U.S. law with respect to inventions made in the performance of federally funded research:

(a)           An exclusive, royalty-bearing license in the LICENSE FIELD under PRIMARY PATENT RIGHTS to make, have made, use, sell and import PRODUCTS in the PRIMARY LICENSE TERRITORY;

(b)           To the extent an exclusive license is not available to AGA in a country within the PRIMARY LICENSE TERRITORY, a non-exclusive, royalty-bearing license in the LICENSE FIELD under PRIMARY PATENT RIGHTS to make, have made, use and sell PRODUCTS in that country;

(c)           The right to sublicense the rights licensed to AGA under Paragraphs (a) and (b) of this Article 2.1.

2.2           GENERAL hereby grants AGA, to the extent not prohibited by the United States Government or by contractual obligations to any other sponsor of research at GENERAL, and subject to the rights, conditions and limitations specified in Article 2.1, an exclusive royalty-bearing license under SECONDARY PATENT RIGHTS to make, have made, use, sell and import NO-RELEASING PRODUCTS in the LICENSE FIELD within the SECONDARY LICENSE TERRITORY.

2.3           GENERAL has disclosed to AGA, TECHNOLOGICAL INFORMATION which AGA will be entitled to use to the extent such use does not infringe any patent not licensed to AGA hereunder.  GENERAL shall continue to disclose such information to AGA during the term of this Amended Agreement with the understanding that such disclosure may include information proprietary to GENERAL.  AGA acknowledges that it shall receive such disclosure under the terms of the Confidentiality Agreement between the Parties effective April 15,1992 as amended January 6, 1993 and January 1,1995.

2.4           It is understood that nothing herein shall be construed to grant AGAA a license, express or implied, under any patent owned solely or jointly by GENERAL other than the PATENT RIGHTS expressly licensed hereunder.  It is further understood that no right, express or implied, is granted herein to GENERAL under any intellectual property owned by or licensed to AGA.

2.5           GENERAL represents to the best of its knowledge as follows:

(a)           Subject to any rights of the United States Government, GENERAL has all right, title and interest in and to the PATENT RIGHTS free and clear of any encumbrances, liens or claims of ownership by third parties and has the exclusive right to grant the licenses contained in this Agreement.

(b)           There are no pending or threatened legal, administrative, arbitration, governmental or other proceedings or investigations relating to the PATENT RIGHTS other than Opposition lodged against European Patent Application No.

(c)           GENERAL has no reason to believe that it does not have the right, power or authority to grant AGA the licenses granted hereunder to the PATENT RIGHTS in the LICENSE FIELD and the LICENSE TERRITORY as set forth herein, subject to the rights of the United States Government.

(d)           GENERAL has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement.

(e)           To the best of CSRL’s knowledge, the patents and patent applications listed in Appendix B hereto include all patents and patent applications filed by GENERAL and not abandoned as of the EFFECTIVE DATE which claim diagnostic or therapeutic uses of inhaled nitric oxide.

2.6           It is understood that the granting of a sublicense by AGA shall not relieve AGA of any of its obligations hereunder.  Promptly after execution of any sublicense hereunder, AGA will notify GENERAL in writing of the name of the SUBLICENSEE and the general scope of the sublicense under the PATENT RIGHTS.

3.  DUE DILIGENCE OBLIGATIONS

3.1           AGA shall itself, or through its AFFILIATES or SUBLICENSEES, use reasonable efforts to develop and make available commercially viable PRODUCTS for sale and distribution throughout the LICENSE TERRITORY.

(a)           With respect to the PHARMACEUTICAL PRODUCT, such efforts shall consist of certain milestones already attained, and of any efforts agreed to pursuant to paragraph 3.2 hereof with respect to PHARMACEUTICAL PRODUCT, and of achieving the following objectives within the designated time periods:

(i)            Diligently pursuing the gathering of requisite clinical data leading to the preparation and submission to the FDA of a New Drug Application (“NDA”), which NDA shall be in AGA’s name.

(ii)           Within [**] months after receiving NDA approval, introduce the approved PHARMACEUTICAL PRODUCT in the United States.

(iii)          Diligently seek approval to market a PHARMACEUTICAL PRODUCT in Canada by following the steps carried out in the United States before the Health Protection Branch of the Department of Health and Welfare, Canada, each of the steps being based on and following not more than [**] months after the corresponding step in the U.S., and within [**] months after receiving a Notice of Compliance, introduce the approved PHARMACEUTICAL PRODUCT in Canada; and

(iv)          AGA shall in all events obtain the approval of an NDA authorizing the sale of one PHARMACEUTICAL PRODUCT hereunder, and introduce such PHARMACEUTICAL PRODUCT into the U.S. market, on or before December 31, 2000;

provided, however, that GENERAL shall not unreasonably withhold its consent to any revision in such time periods whenever requested in writing by AGA and supported by evidence of technical difficulties or delays in clinical studies or regulatory processes that the Parties could not have reasonably avoided.  Failure to achieve one or more of the above objectives (i) or (ii) or (iv) in the U.S., or (iii) in Canada within the above stated time periods or within any extension granted by GENERAL shall result in GENERAL having the right to cancel upon [**] days written notice any and all exclusive licenses granted hereunder or, at GENERAL’S option, convert any exclusive license to a non-exclusive license in the respective country.

3.2           Within three (3) months of the execution of this Agreement, the Parties shall establish an ADVISORY COMMITTEE whose function shall be to evaluate inventions falling under this Agreement, as well as the Research and Licensing Agreement between the Parties executed of even date herewith (the “Research Agreement), to determine whether such inventions should be considered either commercially viable or deserving of further development.

(a)           The ADVISORY COMMITTEE shall consist of [**] members, [**] of which shall be nominated by each Party and the [**], who shall serve as chair, shall be an individual knowledgeable in the field of pharmaceutical development and not affiliated with either Party who shall be nominated by GENERAL or AGA and acceptable to the other.  GENERAL shall nominate the first such individual, and the Parties shall alternate nominating such individuals as the need arises to replace them.  The Chair of the ADVISORY COMMITTEE shall serve without specific term unless he or she no longer wishes to serve, or unless GENERAL and AGA agree that he or she should be replaced.  GENERAL and AGA shall share any costs associated with having such individual serve as Chair of the ADVISORY COMMITTEE.

(b)           The ADVISORY COMMITTEE shall meet at GENERAL [**], or [**] at the request of either party, or more often in exceptional circumstances, to review specific inventions.  The first meeting of the ADVISORY COMMITTEE shall be held not later than four

(4) months after execution of this Agreement.  In rendering a decision concerning whether an invention is commercially viable or deserving of further development, the ADVISORY COMMITTEE shall consider primarily the following criteria: [**].

(c)           Notwithstanding the criteria set forth in 3.2(b) above, special consideration will be given to the need to make a particular invention available which is not considered to be commercially viable by the ADVISORY COMMITTEE but which appears likely to meet a significant humanitarian need for an identifiable population of patients.  In order for an invention to be made available to meet a significant humanitarian need, it must be demonstrated to a reasonable extent that said invention will be safe and effective and that no satisfactory alternative is expected to become available to the affected patient population within the time period it would take AGA to make the invention available using reasonable diligence.  Further, if AGA can demonstrate to the reasonable satisfaction of GENERAL that it is not profitable to make such an invention available, GENERAL will waive its right to receive a royalty with respect to any sales attributable to the invention.

(d)           In the event the ADVISORY COMMITTEE determines that a specific invention is commercially viable or deserving of further development or meets a significant humanitarian need as set forth above, AGA will within [**] months of such decision, present to GENERAL (i) in the case of a commercially viable invention, a business plan outlining its strategy with respect to such invention and its projected implementation of such strategy, which shall include reasonable efforts within a specified reasonable time to achieve practical application of the invention, including safe and effective use of the invention by the public; or (ii) in the case of an invention deserving of further development, a development plan outlining AGA’s strategy with respect to such invention and its projected implementation of such strategy, which shall include reasonable efforts within a specified reasonable time to develop the invention (including, where appropriate, sponsoring research) to the point where the commercial viability of the invention reasonably can be assessed; or (iii) in the case of an invention meeting a significant humanitarian need, a plan outlining AGA’s strategy with respect to such invention and its projected implementation of such strategy, which shall include reasonable efforts within a specified reasonable time to make the invention available to the identified patient population.  GENERAL shall have [**] days following receipt of such plan to review the strategy and implementation.  In the event GENERAL does not agree with the business or development or other plan and/or implementation, it shall notify AGA in writing within the [**] day period expressing its concerns therewith.  The Parties agree to meet within [**] days of receipt of such notice to attempt to resolve GENERAL’S concerns.  If the Parties are unable to resolve GENERAL’S concerns, the matter shall be submitted to alternative dispute resolution in accordance with Article 10.10 hereunder.  If a plan and implementation are agreed upon, pursuant either to this paragraph 3.2(d) or to paragraph 10.10, AGA shall diligently carry them out as agreed.  Failure to achieve one or more of the objectives set forth in any plan or implementation within the specified time periods or within any extension granted by GENERAL shall result in GENERAL’S having the right at its option upon [**] days written notice to cancel or convert to non-exclusive any and all exclusive licenses granted hereunder with respect to the particular invention or inventions (such as a specific therapeutic indication or indications) identified in the plan or implementation, the exclusive or nonexclusive licenses thereby reclaimed by GENERAL to be referred to herein as “RECLAIMED RIGHTS.”  As of the effective date of GENERAL’S written notice under the preceding sentence, AGA shall be deemed automatically to have granted to GENERAL a perpetual royalty-free transferable right to practice all other PATENT RIGHTS hereunder only to the extent necessary to fully exercise the RECLAIMED RIGHTS.

3.3           At intervals no longer than every [**] months, AGA shall report in writing to GENERAL on progress made toward the objectives set forth in or pursuant to paragraph 3.1 or 3.2(c).

4.  FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

4.1           GENERAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in the PATENT RIGHTS.  AGA shall reimburse GENERAL for all reasonable costs (“Costs”) incurred by GENERAL for the preparation, filing, prosecution and maintenance of all PATENT RIGHTS in the LICENSE FIELD and the relevant LICENSE TERRITORY as follows:

(a)           OHMEDA has reimbursed GENERAL for Costs, as agreed, which were billed to OHMEDA prior to May l, 1997, with respect to the PATENT RIGHTS licensed to OHMEDA under the Prior Agreement.

(b)           Upon execution of this Amended Agreement and receipt of invoices from GENERAL, AGA shall reimburse GENERAL for all past Costs with respect to all other PATENT RIGHTS set forth in Appendix B. it being understood that such Costs shall be approximately in the amount of One Hundred Twenty-Four Thousand Seven Hundred Seven Dollars ($124,707.00) for services rendered through March 31, 1997 the costs between April 1,1977 and December 31,1998 is approximately Fifty Nine Thousand Eight Hundred Seventy Nine Dollars ($59,879.00).

(c)           AGA shall continue to reimburse GENERAL for Costs with respect to all PATENT RIGHTS, subject to Article 4.2 and 4.3 below upon receipt of invoices from GENERAL.

(d)           In the event GENERAL grants licenses to third parties under PATENT RIGHTS for uses not in the LICENSE FIELD, or GENERAL grants rights to third parties in the LICENSE FIELD as a result of the license granted to AGA herein becoming non-exclusive, GENERAL will, as of the effective date of such licenses to any third party, reduce the share of such Costs to be reimbursed by AGA with respect to such PATENT RIGHT by [**] percent ([**]%).

4.2           With respect to any PRIMARY PATENT RIGHT, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such PATENT RIGHT, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to AGA as follows. Documents received from any patent office or counsel’s analysis thereof shall be provided promptly after receipt.  For a document to be filed in any patent office, a draft of such document shall be provided sufficiently prior to its filing, to allow for review and comment by AGA If as a result of the review of any such document, AGA shall elect not to pay or continue to pay the Costs for such PATENT RIGHT, AGA shall so notify GENERAL, in writing, within [**] days of AGA ‘s receipt of such document and AGA shall thereafter be relieved of the obligation to pay any additional Costs regarding such PATENT RIGHT incurred after the receipt of such notice by GENERAL.  Such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder and GENERAL shall be free to license its rights to that particular patent application or patent to any other party on any terms.

4.3           AGA’s obligation to reimburse Costs shall apply only to Costs generated in the LICENSE TERRITORY with respect to the particular PATENT RIGHT for which such reimbursement is sought.  With respect to the SECONDARY PATENT RIGHTS, in the event that GENERAL incurs Costs in a country which are not reimbursed by GENERAL’S other licensee(s) in such country, the parties will negotiate a reasonable share of such Costs to be reimbursed by AGA.  Notwithstanding any other provision of this paragraph 4.3, it is understood that during any period in which AGA is the sole licensee of GENERAL in a country with respect to any PATENT RIGHTSAGA shall reimburse GENERAL in the full amount of the Costs of such PATENT RIGHTS in such country.

5.  ROYALTIES, FEES AND GRANTS

5.1           Beginning with the FIRST COMMERCIAL SALE in the LICENSE TERITORY and subject to Article 5.8 below, AGA shall pay GENERAL royalties on all sales of PRODUCTS anywhere in the LICENSE TERRITORY by AGA, its AFFILIATES or SUBLICENSEES in accordance with the following schedule, such undertaking and schedule having been agreed to for the purpose of reflecting and advancing the mutual convenience of the parties.

(a)           For all PHARMACEUTICAL PRODUCTS, COMBINATION PRODUCTS, and INHALER PRODUCTS, the royalty rate shall be the following percentages of the NET SALES PRICE on cumulative net sales under this Article 5.1(a) in the amounts indicated below:

[**]% on net sales up to $[**];

[**]% on net sales from $[**] up to $[**];

[**]% on net sales from $[**] up to $[**]; and

[**]% on net sales equal to or greater than $[**];

it being understood that each of the aforesaid rates of [**]%, [**]% and [**]% is a marginal rate applicable only to the incremental sales above the ceiling specified for the next lower rate.

(b)           The royalty rate on all sales of NO-RELEASING PRODUCTS shall be [**]%) percent of NET SALES, regardless of the volume of sales.

(c)           The royalty rate on all sales of APPARATUS PRODUCTS shall be [**]%) percent of NET SALES, regardless of the volume of sales.  In the case of APPARATUS PRODUCTS only, such royalty shall be due only in the event that the manufacture, use, sale or importation of the APPARATUS PRODUCT is covered by a VALID CLAIM of an issued patent licensed hereunder to AGA

(d)           Whenever a COMBINATION PRODUCT, a NO-RELEASING PRODUCT, INHALER PRODUCT or an APPARATUS PRODUCT the manufacture, use or sale of which is covered by a VALID CLAIM licensed non-exclusively to AGA in the country in question, the applicable royalty shall be [**] of the percentage of the NET SALES PRICE that would be applicable under Articles 5.1(a) or 5.1(b) or 5.1(c) if the VALID CLAIM were licensed exclusively.

(e)           In the event AGA must obtain a patent license from a third party in order to market APPARATUS PRODUCTS in a given country in the LICENSE TERRITORY, the royalties due under Article 5.1(c) shall be reduced by the amount of the royalties due on such APPARATUS PRODUCT under said license for so long as the license is in effect, but under no circumstance shall the royalty to be paid GENERAL be reduced by more than [**]%) percent.  Such reduction shall apply only to sales of the affected APPARATUS PRODUCT.

(f)            In the event AGA shall grant a sublicense for APPARATUS PRODUCTS, the royalties due GENERAL on sales by such SUBLICENSEE shall be reduced to [**]%) percent.  This reduction in royalties shall apply only to sales of APPARATUS PRODUCT actually covered by such sublicenses.

5.2           In the event AGA wishes to market a PRODUCT for which a royalty is not expressly provided in this paragraph 5.1, the royalty shall be a reasonable royalty negotiated in good faith by AGA and GENERAL and agreed upon in writing prior to the FIRST COMMERCIAL SALE of the product at issue.

5.3           Only one royalty shall be due and payable to GENERAL by AGA for a given sale of any PRODUCT regardless of the number of VALID CLAIMS covering such PRODUCT.  Such single royalty shall be paid at the highest of the applicable royalty rates hereunder.  For avoidance of doubt, it is understood that in the event one or more such VALID CLAIMS covering a given PRODUCT are licensed exclusively and one or more non-exclusively hereunder, the highest applicable rate for the exclusive license shall apply

5.4           (a)  In the event that the royalty paid to GENERAL is a significant factor in the return realized by AGA so as to diminish AGA’s ‘s capability to respond to competitive pressures in the market, GENERAL agrees to consider a reasonable reduction in the royalty paid to GENERAL as to each such PRODUCT for the period during which such market condition exists.  Factors determining the size of the reduction will include profit margin on PRODUCT and on analogous products, prices of competitive products, total prior sales by AGA, and AGA ‘s expenditures in PRODUCT development.

(b)           With respect to PHARMACEUTICAL PRODUCTS and COMBINATION PRODUCTS only, in the event that it is necessary, based on patent rights held by one or more third parties in any country, for AGA to pay royalties to such third party or parties on the NET SALES PRICE of certain sales in such country which sales AGA can establish to GENERAL’S reasonable satisfaction were not covered by a VALID CLAIM, then

AGA may reduce the royalties owed to GENERAL under paragraph 5.1(a) with respect to such sales in such country by the amount of such necessary royalties actually paid to the third party or parties.

5.5           In addition to the license fee payments totaling $[**] already made, AGA shall pay GENERAL the following nonrefundable license fees:

$[**]                       upon the first FDA approval (actual or deemed) of an AGA NDA.

It is understood that only one such payment shall be made under this Agreement regardless of how many AGA NDA’s are approved.

5.6           (a)   In the event that the royalty rate payable under Article 5.1(a) has not reached [**]%) percent by the [**] anniversary of the FIRST COMMERCIAL SALE of a PRODUCT, the Parties shall meet to determine additional license fee payments for specific inventions that have been designated commercially viable by the ADVISORY COMMITTEE and as to which a business plan has not been agreed to by the parties under paragraph 3.2 or, if such a plan has been agreed to, AGA has not fulfilled all of its obligations under such plan.  Such additional license fee payments shall be in addition to and independent of any payments made under the Research Agreement, and those made under Article 5.6 of this Agreement.  Such additional license fee payments may be associated with the occurrence of certain milestone events, such as issuance of a patent or steps in the regulatory process; in any event they shall be calculated to provide reasonable compensation to GENERAL for the rights in such inventions granted to AGA hereunder, taking into account the value of the royalties payable on such inventions hereunder.

(a)           In the event that the royalty rate payable under Article 5.1(a) has reached [**]%) percent but has not reached [**]%) percent by the [**] anniversary of the first commercial sale of a PRODUCT, the Parties shall meet to determine whether additional license fee payments should be established for specific inventions that have been designated commercially viable by the ADVISORY COMMITTEE under paragraph 3.2.  Such additional license fee payments shall be in addition to and independent of any payments made under the Research Agreement, and those made under Article 5.6 of this Agreement Such additional license fee payments, if established, shall be calculated to provide reasonable compensation to GENERAL for the rights in such inventions granted to AGA hereunder, taking into account the value of the royalties payable on such inventions hereunder.

5.7           GENERAL recognizes that AGA, as part of its marketing strategy, may provide APPARATUS PRODUCTS to customers without charge.  AGA represents that providing equipment in this manner has been a part of its business strategy for other products, particularly its inhalant anesthetics.  Accordingly, AGA shall provide GENERAL with a total of the number of APPARATUS PRODUCTS that have been provided to customers without charge in each ACCOUNTING PERIOD.  GENERAL agrees that no royalties shall be payable under Articles 5.1(c), 5.1(c),(d),(e) or (f) for the APPARATUS PRODUCTS so provided.

6.  REPORTS AND PAYMENTS

6.1           AGA shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES, if any, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all royalties payable to GENERAL.  Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, during all reasonable times for the [**] years next following the end of the calendar year to which each shall pertain be open for inspection at reasonable times by GENERAL or its designee at GENERAL’S expense for the purpose of verifying royalty statements or compliance herewith.

6.2           In each year the amount of royalty due shall be calculated semiannually as of the end of each ACCOUNTING PERIOD and shall be paid semiannually within the [**] days next following such date, every such payment to be supported by the accounting prescribed in Article 6.3 and to be made in United States currency. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable ACCOUNTING PERIOD.

6.3           With each semiannual payment, AGA shall deliver to GENERAL a full and accurate accounting to include at least the following information:

(a)           Quantity of each PRODUCT sold (by country) by AGA, and its AFFILIATES or SUBLICENSEES;

(b)           Total billings for each PRODUCT (by country);

(c)           Quantities of each PRODUCT used by AGA and its AFFILIATES or SUBLICENSEES;

(d)           Quantities of APPARATUS PRODUCT provided to its customers without charge.

(e)           Names and addresses of all SUBLICENSEES of AGA;

(f)            Total royalties payable to GENERAL; and

(g)           Additional information requested by GENERAL as described in this subparagraph (g).  With respect to each PRODUCT,  both parties shall meet prior to the FIRST COMMERCIAL SALE, in order to discuss how GENERAL would like AGA ‘s sales of such PRODUCT to be broken down or classified.  Additional meetings shall be held as requested thereafter by either party if circumstances change significantly, if new PRODUCTS are introduced or new PATENT RIGHTS are added to this Agreement, or if additional therapeutic indications or diagnostic or other uses for a given PRODUCT are recognized or publicized.  In the case of PHARMACEUTICAL PRODUCTS and COMBINATION PRODUCTS, unless otherwise requested by GENERAL, such breakdown shall be by therapeutic indications specified by GENERAL in consultation with AGA.  AGA shall use reasonable efforts to ascertain precisely for which specified therapeutic indication(s) or other breakdown specified by

GENERAL (collectively, “specified uses”) each purchase of a PHARMACEUTICAL PRODUCT or COMBINATION PRODUCT was made.  In the event AGA is unable, with reasonable efforts, to ascertain precisely for which specified use(s) certain purchases of a PHARMACEUTICAL PRODUCT or COMBINATION PRODUCT were made, the parties agree to proceed as follows.  In each semi-annual accounting provided to GENERAL, with respect to such PHARMACEUTICAL PRODUCTS or COMBINATION PRODUCTS only, AGA shall include its best estimate of the quantities and billings attributable to each use specified by GENERAL, or to any combination of such uses.  Such accounting shall also include estimates of sales of such PHARMACEUTICAL PRODUCTS and COMBINATION PRODUCTS in two residual categories:  (i) sales which in AGA ‘s reasonable judgment are attributable to some uses claimed in PATENT RIGHTS but are not attributable to any of the uses specified by GENERAL, in which case AGA shall identify such other uses to the best of its knowledge and shall estimate the quantities and billings attributable to each, and (ii) sales which AGA reasonably believes were not covered by any PATENT RIGHT.  AGA shall also provide a thorough written explanation of the methodology utilized in preparing the estimates, including a summary of the data on which it is based, and shall reasonably consider such suggestions as GENERAL may offer from time to time to improve the methodology for providing the estimates. AGA makes no representation as to the accuracy of the estimates or their usefulness for any purpose, except that AGA represents and warrants that it shall use reasonable efforts as set forth above and that the estimates shall accurately reflect the information and analyses available to AGA at the time they are prepared.  At the request of GENERAL, AGA shall also provide GENERAL and any individual inventor of a PATENT RIGHT hereunder identified by GENERAL with access to the supporting data, including any independent surveys, used in preparing the estimates, provided that such data shall be treated as CONFIDENTIAL INFORMATION under the terms of the confidentiality agreement attached hereto as Appendix C and provided further that prior to giving access to such data to any such individual inventor, AGA shall have received a copy of a confidentiality agreement in substantially the form shown in Appendix C which has been executed by such individual inventor.  GENERAL releases AGA from any and all liability and responsibility for any use it may make of the information contained in the estimates or supporting data provided by AGA hereunder, subject only to AGA ‘s limited representation and warranty stated above.

7.  INFRINGEMENT

7.1           GENERAL will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified.  However, in recognition of the extensive investment AGA has made and continues to make in the commercialization of PRODUCT in the PRIMARY LICENSE TERRITORY, GENERAL agrees that it will not undertake any such action in the PRIMARY LICENSE TERRITORY unilaterally without consulting AGA and will refrain from taking any such action if AGA can promptly present sound commercial reason against doing so, provided that in GENERAL’S sole judgment, reasonably exercised, such refraining will not constitute laches, or raise an estoppel, or run out the statute of limitations, or otherwise jeopardize GENERAL’S ability to protect or enforce the PATENT RIGHTS against the same infringer or other infringers if at any time GENERAL should wish to do so.

7.2           If AGA shall have supplied GENERAL by written notice evidence demonstrating to GENERAL’S reasonable satisfaction infringement of a VALID CLAIM of an issued PRIMARY PATENT RIGHT by a third party in the PRIMARY LICENSE TERRITORY, AGA may, by such notice, request GENERAL to take steps to protect the VALID CLAIM.  GENERAL shall notify AGA within [**] months of the receipt of such notice whether GENERAL intends to prosecute the alleged infringer.  If GENERAL notifies AGA that it intends to so prosecute, GENERAL shall, within [**] months of its notice to AGA either (i) cause infringement to terminate or (ii) initiate legal proceedings against the infringer.  In the event GENERAL notifies AGA that GENERAL does not intend to prosecute the alleged infringer, AGA may, upon notice to GENERAL, promptly initiate legal proceedings against the infringer at AGA’s expense and in GENERAL’S name, if so required by law.

7.3           In the event one Party shall initiate or carry on legal proceedings to enforce any VALID CLAIM of an issued PRIMARY PATENT RIGHT in the PRIMARY LICENSE TERRITORY against any alleged infringer, the other Party shall fully cooperate with and supply all assistance reasonably requested by the Party initiating or carrying on such proceedings; provided, however, that in the event a VALID CLAIM thus asserted is declared invalid, unenforceable, or not infringed in such proceedings, that fact without more shall not give rise to any liability of either Party to the other.  The Party which institutes any suit to protect or enforce such a VALID CLAIM shall have sole control of that suit and shall bear the reasonable expenses (excluding legal fees) incurred by said other Party in providing such assistance and cooperation as is requested pursuant to this paragraph.  The Party initiating or carrying on such legal proceedings shall keep the other Party informed of the progress of such proceedings and the other Party shall be entitled to counsel in such proceedings, but at its own expense.  Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by the Parties, provided that if the award is insufficient to fully reimburse both Parties, it shall be divided between them in proportion to their respective fees and expenses.  After reimbursement of legal fees and expenses, any remainder shall be divided between the Parties as follows:

(a)           If the amount is based on lost profits: AGA shall receive an amount equal to the damages the court determines AGA has suffered as a result of the infringement less the amount of any royalties that would have been due GENERAL on sales of PRODUCT lost by AGA as a result of the infringement had AGA made such sales; and GENERAL shall receive an amount equal to the royalties it would have received if such sales had been made by AGA; or

(b)           As to awards other than those based on lost profits, [**]%) percent to the Party initiating such proceedings and [**]%) percent to the other Party.

7.4           For the purpose of the proceedings agreed to under this Article 7, the GENERAL and AGA shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary.

7.5           In the event that AGA markets a PRODUCT pursuant to its license to SECONDARY PATENT RIGHTS under paragraph 2.2 hereof, at AGA’s request the parties shall negotiate in good faith appropriate provisions for the protection of the licensed rights in the

SECONDARY LICENSE TERRITORY, taking into account the rights and interests of any other licensee(s) of GENERAL in connection with such SECONDARY PATENT RIGHTS.

8.  INDEMNIFICATION

8.1           Indemnification - the following shall survive expiration or termination of this Agreement.

(a)           AGA shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnities or any one of them in connection with any claims, suits, actions, demands or judgments arising out of (i) any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement, or (ii) any legal proceeding brought or other action taken by AGA, or by GENERAL at the request of OHMEDA, pursuant to Article 7 hereof, to protect or enforce any PATENT RIGHT.

(b)           AGA’s indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnities.

(c)           AGA agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought

8.2           Insurance- the following shall survive expiration or termination of this Agreement.

(a)           Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by AGA or by a sublicensee, affiliate or agent of AGA, AGA shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate.  Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for AGA’s indemnification under Section 1 of this Agreement.  If AGA elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the GENERAL and the Risk Management Foundation of the Harvard Medical Institutions, Inc.  The minimum amount of insurance coverage required under this Section shall not be construed to create a limit of AGA’s liability with respect to its indemnification under Section 8.1 of this Agreement.

(b)           AGA shall provide GENERAL with written evidence of such insurance upon request of GENERAL.  AGA shall provide GENERAL with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance; if AGA does not obtain replacement insurance providing comparable coverage within such [**] day period, GENERAL shall have the right to terminate this Agreement effective at the end of such [**] day period without notice or additional waiting periods.

(c)           AGA shall maintain such comprehensive general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by AGA or by a sublicensee, affiliate or agent of AGA and (ii) for a [**] period thereafter.

8.3           OTHER THAN WARRANTIES SET FORTH HEREIN, GENERAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO AGA HEREUNDER AND HEREBY DISCLAIMS THE SAME.

9.  TERMINATION

9.1           Unless this Agreement be otherwise terminated as provided for herein below, the licenses hereunder will continue in effect, on a country by country basis, provided that, in any given country, the licenses hereunder will expire (in that country only) upon the occurrence of the earliest of the following events in such country:

(a)           the expiration of one (1) year after the date AGA, its AFFILIATES, or SUBLICENSEES shall last sell any PRODUCT in such country, provided such sale is not prevented by force majeure, government regulation or intervention, or institution of a law suit by any third party, or

(b)           the expiration of the last-to-expire of any PATENT RIGHT, the claims of which but for this Agreement would be infringed by the manufacture, use, sale or importation of any PRODUCT in the applicable country.

9.2           AGA’s obligation to pay royalties hereunder on

(a)           PHARMACEUTICAL PRODUCTS and

(b)           such COMBINATION PRODUCTS as are rendered generic (as defined below) by the occurrences set forth in subparagraphs (i) and (ii) below, but on no other COMBINATION PRODUCTS or other PRODUCTS, will terminate, on a country-by-country basis, upon the occurrence of the latter of the following two events in each country:

(i)            expiration in such country of the last to expire of any PATENT RIGHT which is a progeny of U.S. Patent Application Serial No. [**], and

(ii)           approval by the FDA (with respect to PRODUCTS sold in the U.S. and royalties thereon) or the appropriate regulatory authority in any other country of an

Abbreviated New Drug Application or comparable marketing authorization application for a PHARMACEUTICAL PRODUCT filed by a third party in such country.

For purposes of this paragraph, a COMBINATION PRODUCT shall be regarded as having been “rendered generic” if there is no reasonably practical way for AGA to exclude competitors from selling such COMBINATION PRODUCT through enforcement of any PATENT RIGHTS hereunder.

9.3           Upon cessation of the obligation to pay royalties on PHARMACEUTICAL PRODUCTS and certain COMBINATION PRODUCTS under paragraph 9.2, AGA shall retain a paid-up license to any know-how licensed to AGA hereunder on which a royalty was owed pursuant to paragraph 6.1(b) of the Research Agreement.  Subject to other provisions of this Article 9, AGA shall also retain its license to PATENT RIGHTS in the relevant LICENSE TERRITORY for the remainder of the term of any PATENT RIGHT which is not a progeny of U.S. Patent Application Serial No. [**], such license to be paid-up with respect to PRODUCTS on which the obligation to pay royalties has ceased under paragraph 9.2 and royalty-bearing with respect to all other PRODUCTS hereunder.

9.4           If either Party shall default in the faithful performance of any of its obligations under this Agreement, except the due diligence milestones specified in Section 3 herein, the non- defaulting Party may give written notice of the default to the defaulting Party.  Unless such default is corrected within thirty (30) days after such notice, the notifying party may terminate this Agreement and the license hereunder upon thirty (30) days prior written notice, provided that only one such thirty (30) day grace period shall be available in any twelve (12) month period with respect to a default of any particular provision hereunder.  Thereafter, notice of default of said provision shall constitute termination.

9.5           Upon termination of any license granted hereunder, AGA shall pay GENERAL all royalties due or accrued on the sale of PRODUCT up to and including the date of termination.  AGA may continue, on a non-exclusive basis, for [**] months following the date of termination, to sell any PRODUCT manufactured prior to the termination date, subject to AGA’s obligations under Articles 5 and 6 hereof, which shall survive termination of the license until all such sales have been reported and royalties thereon paid to GENERAL.

9.6           AGA may terminate this Agreement at any time prior to NDA approval of a PHARMACEUTICAL PRODUCT upon thirty (30) days written notice to GENERAL.  In the event of such termination, no further payment shall be due to GENERAL from AGA under paragraph 5.6, even though such payment may become due within the thirty (30) day period.

9.7           At any time or times during the first [**] years following any permitted assignment of this license from AGA to any other entity (such assignee or other transferee to be referred to in this paragraph 9.7 as “SUCCESSOR”), if GENERAL believes that the development or commercialization of PRODUCTS hereunder has been adversely affected by such assignment or transfer of control, GENERAL may give written notice of such belief to SUCCESSOR.  By way of example and not limitation, such adverse effects may include a reduction in expenditures (whether internal or external) or reduction in the level of competence and seniority of key personnel devoted to such development or commercialization.

SUCCESSOR shall have sixty (60) days from the giving of such notice to demonstrate to GENERAL in confidence that no such adverse effect has occurred, or if curable to cure any such adverse effect.  SUCCESSOR shall provide GENERAL in confidence with such additional information as GENERAL may reasonably request in order to understand and evaluate the information presented by SUCCESSOR in its demonstration or cure as aforesaid.  The parties shall cooperate reasonably with each other in establishing the pertinent facts.  If SUCCESSOR is unable to demonstrate to GENERAL’s reasonable satisfaction that no such adverse effect has occurred, or to cure any such adverse effect within such sixty (60) days, GENERAL may by written notice terminate this Agreement and all licenses hereunder, or, at GENERAL’S option, convert any or all exclusive licenses to non-exclusive licenses.  Notwithstanding the foregoing, in the event of termination of this Agreement under this paragraph 9.7 only, SUCCESSOR may, upon written notice to GENERAL and payment to GENERAL of [**] Dollars ($[**]) within thirty (30) days after receipt of GENERAL’S final notice of termination, reinstate the Prior Agreement between the parties, such reinstated agreement to be effective as of the date of termination stated in GENERAL’S notice.

9.8           In the event of any termination of this Agreement by GENERAL as set forth in paragraph 9.4 or 9.7, GENERAL may, but shall not be obligated to, terminate the SRL AGREEMENT on written notice to AGA.  In the event of any termination of this Agreement by AGA as set forth in paragraph 9.4, AGA may, but shall not be obligated to, terminate the SRL AGREEMENT on written notice to GENERAL.  Notwithstanding any provision of the SRL AGREEMENT, termination of such agreement under this paragraph 9.8 shall constitute termination of any and all options thereunder.

10.  MISCELLANEOUS

10.1         This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.

10.2         In order to facilitate implementation of this Agreement, GENERAL and AGA are designating the following individuals to act on their behalf with respect to: all royalty payments; any correspondence pertaining to any PATENT RIGHT; any notice of the use of GENERAL’S name; any amendment of or waiver under this Agreement; any written notice including progress reports or other communication pertaining to the Agreement - for GENERAL, the Director, Corporate Sponsored Research and Licensing office, with a copy to David J. Glass, Ph.D. Assoc. Director, CSRL, and for AGA, Group Counsel, Patents, Trademarks and Licensing.  The foregoing designations may be superceded from time to time by alternative designations made - for GENERAL, the President, and for AGA, the Group Counsel, Patents, Trademarks and Licensing.

10.3         This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance.  The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either Party of any condition as a further or continuing waiver of such condition or term or of any other condition or term.

10.4         This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

10.5         Any delays in or failures of performance by either Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts, regulations or laws of any government; strikes or their concerted acts of worker; fires; floods; explosions; riots; wars; rebellion; and sabotage.  Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

10.6         Neither Party shall use the name of the other Party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used.  For GENERAL, such approval shall be obtained from the Director of News and Public Affairs.

10.7         This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

10.8         This Agreement shall not be assignable by GENERAL without AGA’s written consent except for the right to receive royalties payable herein.  AGA may at its own discretion and without approval by GENERAL transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or any assignee or purchaser of the portion of its business associated with the manufacture and sale of PRODUCT.  In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement.  Otherwise, this Agreement shall be assignable by AGA only with the written consent of GENERAL.

10.9         If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this agreement shall not be effected thereby.  It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreements provision which shall be as similar as possible in economic and business objectives as intended by the Parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

10.10       For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, the Party raising such dispute shall advise the other Party thereof in a writing which describes in reasonable detail the nature of such dispute.  The Parties shall thereafter attempt to resolve such dispute in an amicable manner.  In the event the Parties are unable to resolve such dispute within [**] days of such writing, the Party raising such dispute shall notify the other Party in writing that the dispute cannot be so resolved (“Notice”).  By not later than [**] business days after the recipient has received such Notice, each Party shall have Selected for itself a representative who shall have the authority to bind such Party and shall additionally have advised the other Party in writing of the name and title of such representative.  By not later than [**] business days after the date of such Notice, such representatives shall schedule a date for engaging in an alternative dispute resolution (“ADR”) process with ENDISPUTE, Inc. of Cambridge, Massachusetts, or with any other party mutually acceptable to the Parties as a mediator.  Thereafter, the representatives of the Parties shall engage in good faith in an ADR process under the auspices of ENDISPUTE or such other mutually acceptable party.  If the representatives of the Parties have not been able to resolve the dispute within [**] business days after the termination of ADR, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute in the courts.  Notwithstanding the foregoing, nothing in this Paragraph shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

THE PARTIES have duly executed this Agreement effective as of December 31, 1999

AGA AB (publ)		THE GENERAL HOSPITAL CORPORATION

BY	/s/ Lars Kalljater	BY	/s/ Marvin C. Guthrie April 6, 1999
Name:	Lars Kalljater	Name:	Marvin C. Guthrie, J.D.
Title:	Senior Vice President	Title:	V.P., Patents, Licensing and
Date:	April 19, 1999		Industry Sponsored Research

BY	/s/ Urban Murray
Name:	Urban Murray
Title:	Vice President
Date:	1999-04-23

APPENDIX A

Guam

American Samoa

Puerto Rico

The American Virgin Islands

The Commonwealth of the Northern Mariana Islands

The Trust Territory of the Specific Islands (Republic of Palau)

The Freely Associated States (Republic of the Marshall Islands and The Federated States of Micronesia)

APPENDIX B

PATENTS AND APPLICATIONS

[**]

A total of 2 pages were omitted pursuant to a request for confidential treatment.

MASSACHUSETTS GENERAL HOSPITAL (08472) PATENTS AND APPLICATIONS

Matter Number	Inventors Matter Name	Status Staffing	Serial No. Filing Date	Patent No. Issue Date	Title of Application
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]

APPENDIX C

Dear Inventor:

This is written to permit AGA AB. (“AGA”) and The General Hospital Corporation (“GENERAL”) to disclose to you information relating to the marketing, sales and use of nitric oxide and other products sold by AGA and related business information, all pursuant to paragraph 6.3(g) of the License Agreement between AGA and GENERAL regarding royalty statements and the allocation of royalties, which information AGA considers to be confidential (“CONFIDENTIAL INFORMATION”).

Except as hereafter specifically authorized in writing by AGA, you shall not, for a period of [**] years from the acceptance date of this letter, disclose CONFIDENTIAL INFORMATION which is disclosed to you by AGA or GENERAL, whether disclosed orally, in writing or otherwise, or use such information for any purpose other than to evaluate or monitor the allocation of royalties to you under the Amended License Agreement between AGA and GENERAL dated as of December 31, 1999; provided, however, that these obligations of nondisclosure and nonuse shall not apply to any information that: (a) is or becomes known publicly through no fault of yours, (b) is learned by you from a third party entitled to disclose it, (c) was already known to you at the time of disclosure as shown by prior written records, (d) is developed by you or on your behalf independently of information obtained from AGA or GENERAL hereunder, or (e) is required to be produced by you pursuant to an order of a court of competent jurisdiction or a valid administrative or Congressional subpoena, provided that you promptly notify AGA and cooperate reasonably with AGA’s efforts to contest or limit the scope of such order.

Notwithstanding the foregoing obligations, you may disclose Confidential Information to the staff of the Corporate Sponsored Research and Licensing office GENERAL, or any individual who has executed a confidentiality agreement with AGA that is substantiality similar to this one with respect to the same subject matter, so long as you designate such Confidential Information as proprietary information of AGA.

It is understood that no right or license under any patent application or patent is conveyed by this agreement by implication or otherwise.

If the foregoing is acceptable to you, please sign this document and the attached duplicate in the space indicated below and return one copy to us for our file.

Very truly yours,	Accepted this day of ,

AGA AB (publ)
Signature of inventor
/s/

AMENDMENT

TO

THE LICENSE AGREEMENTS BETWEEN AGA AB

AND

THE GENERAL HOSPITAL CORPORATION

This Amendment, effective January 1, 2000 (“Effective Date”) is by and between The General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital (“General”) and AGA AB, a corporation organized under the laws of Sweden (“AGA”).

WHEREAS AGA and General have entered into a License Agreement dated March 25, 1993, as amended on February 20, 1996 and October 6, 1997 (the “1993 Agreement”) granting AGA certain rights under Licensed Patent Rights (as defined therein) in the countries of Austria, Australia, Belgium, Switzerland, Germany, Denmark, Spain, France, United Kingdom, Greece, Italy, Japan, Luxembourg, Monaco, Netherlands, Sweden (Licensed Territory); and

WHEREAS AGA and General have entered into a License Agreement dated December 31, 1998 (the “1998 Agreement”) granting AGA certain rights under PATENT RIGHTS (as defined therein); and

WHEREAS AGA and General desire to consolidate the 1993 Agreement and the 1998 Agreement by terminating the 1993 Agreement and amending the 1998 Agreement according to the following terms and conditions:

1.             Definitions:

i)                The term “LICENSE TERRITORY” in Article 1.7 shall be replaced with the following new definition:

LICENSE TERRITORY shall mean any and all countries in the world in which PATENT RIGHTS are issued or pending.

ii)               The term “PATENT RIGHTS” in Article 1.8 shall be replaced with the following new definition:

PATENT RIGHTS shall mean the patents and patent applications listed in Attachment A appended hereto and included in MGH Case numbers [**] and including any and all national or regional patent applications which are derived from the PCT patent application number [**] or the equivalents thereof including any division, continuation, reissue, reeexamination or extension thereof and any foreign counterparts.  PATENT RIGHTS shall also include those claims of any continuation-in-part of any of the aforementioned patent applications which claim an invention described or claimed therein.

All other defined terms shall have the meanings set forth in the 1998 Agreement.

2.             License:

i)                Articles 2.1 and 2.2 shall be replaced with the following new Article 2.1:

GENERAL hereby grants AGA, to the extent not prohibited by the United States Government or by contractual obligations to any other sponsor of research at GENERAL, and subject to GENERAL’s and its AFFILIATES’ right to use the subject matter described and claimed in PATENT RIGHTS for research, educational and clinical purposes but for no other purpose and further subject to the rights, conditions and limitations imposed by U.S. law with respect to inventions made in the performance of federally funded research:

(a)           An exclusive, royalty-bearing license in the LICENSE FIELD under PATENT RIGHTS to make, have made, use, sell and import PRODUCTS in the LICENSE TERRITORY;

(b)           The right to sublicense the rights licensed to AGA under paragraph (a) of this Article 2.1.

3.             Due Diligence Obligations

i)                To insert a new Article 3.2 (e) as follows:

GENERAL acknowledges receipt of the INO Therapeutics Strategic Plan, dated July 31, 2002 and appended hereto as Attachment B.  The strategic plan outlines [**].

4.             Filing, Prosecution and Maintenance of PATENT RIGHTS

i)                For the avoidance of doubt, the parties acknowledge that AGA’s obligations under Articles 4.1 and 4.2 shall apply to PATENT RIGHTS and LICENSE TERRITORY as defined herein.  For the further avoidance of doubt, Article 7.1(b) of the 1993 Agreement shall be null and void and AGA shall not be entitled to deduct any Costs from royalties due to GENERAL.

ii)               Article 4.3 shall be deleted in its entirety.

5.             Royalties, fees and grants

i)                To replace paragraph 5.l(a) of the 1998 Agreement with the following new provision:

In consideration of the licenses granted herein and in addition to any fixed sums specified elsewhere in the 1998 Agreement or in this Amendment, AGA shall pay to General, beginning with the FIRST COMMERCIAL SALE in the LICENSE TERRITORY, royalties on all sales of PRODUCTS anywhere in the LICENSE TERRITORY by AGA, its AFFILIATES or SUBLICENSEES in accordance with the following schedule, such undertaking and schedule having been agreed to for the purpose of reflecting and advancing the mutual convenience of the parties.

(a)           For all PHARMACEUTICAL PRODUCTS, COMBINATION PRODUCTS and INHALER PRODUCTS, the royalty rate shall be the following percentages of the NET SALES PRICE on total cumulative net sales in the LICENSE TERRITORY in the amounts indicated below:

[**]% on cumulative net sales up to $[**]

[**]% on cumulative net sales over $[**]

ii)               To modify Article 5.5 as follows:

In addition to the license fee payments totaling $[**] already made, AGA shall pay GENERAL the following nonrefundable license fees:

$[**] upon the first FDA approval (actual or deemed) of an AGA NDA

It is understood that only one such payment shall be made regardless of how many AGA NDAs are approved and GENERAL acknowledges that it has received this payment.

(a)           GENERAL acknowledges that it has received the payment of $10,000 as specified in Article 4(a) of the 1993 Agreement and the payment of $50,000 as specified in Article 4(b) of the 1993 Agreement.  AGA shall also pay to GENERAL the sum of one hundred thousand dollars ($100,000) within thirty (30) days after the expiration of the Opposition Period as defined below; provided, however, that in the event during such Opposition Period, a third party files an opposition (“Opposition”) in the EPO to the granting of the PATENT RIGHTS.  AGA shall pay such one hundred thousand dollars ($100,000) within thirty (30) days following the date of a final disposal (as defined below) of the Opposition which maintains the patent unamended or in amended form; it being understood that for purposes of this paragraph 5.5 (a) the “Opposition Period” shall mean the initial period following the granting of a patent derived from the PCT patent application number [**] and included in PATENT RIGHTS by the European Patent Office during which period, under the rules of the EPO, any notice of opposition must be filed in the EPO, the duration of which period is nine (9) months from the publication of the mention of grant of the patent; it being further understood for the purposes of this paragraph 5.5 (a) that the date of a final disposal of an opposition means

(i)            if no appeal is filed by any party to the opposition, the date by which notice of appeal is due to be filed as specified in Article 108 of the European Patent Convention (namely two months after notification of the decision of the relevant Opposition Division of the European Patent Office); or

(ii)           if an appeal is filed by any party to the opposition, either the date of an unopposed rectified decision of the relevant Opposition Division within the meaning of Article 109 of the European Patent Convention, or the date of a final decision of a Board of Appeal of the European Patent Office.

iii)              To delete Article 5.6 in its entirety and replace it with the following new

Article 5.6:

In addition to all payments due under this Article 5, AGA shall also provide to Dr. Warren Zapol an unrestricted research grant in the amount of [**] dollars ($[**]) within [**] days from the date of execution of this Amendment.

6.             Reports and Payments

There are no changes to this Article.

7.             Infringement

i)                All references to PRIMARY PATENT RIGHTS and PRIMARY LICENSE TERRITORY shall be replaced by PATENT RIGHTS and LICENSE TERRITORY, respectively.

ii)               Article 7.5 shall be deleted in its entirety.

8.             All other provisions of the 1998 Agreement shall remain in full force and effect.  The 1993 Agreement is hereby terminated and replaced by the 1998 Agreement and this Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment.

AGA AG		THE GENERAL HOSPITAL CORPORATION

By:	/s/ illegible	By:	/s/ Frances Toneguzzo

Title:	President	Title:	Corporate Sponsored Research and Licensing Director

Date:	2003-01-27	Date:	02-04-03

Attachment A

A total of nine pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.